                                                                      EXHIBIT 99
                       [WOOLWORTH CORPORATION LETTERHEAD]

                                                    NEWS RELEASE

                                                    CONTACT: Frances E. Trachter
                                                    (212) 553-2394
FOR IMMEDIATE RELEASE

                 WOOLWORTH CORPORATION TO ACQUIRE EASTBAY, INC.

          -- DIRECT MARKETER COMPLEMENTS WOOLWORTH'S ATHLETIC GROUP --


New York, NY, December 2, 1996 -- Woolworth Corporation (NYSE:Z) and Eastbay, Inc. (NASDAQ:EBAY) today announced that they have signed a definitive agreement whereby Woolworth will acquire Eastbay, a leading direct marketer of athletic footwear, apparel, equipment and licensed and private label products. The all-cash purchase price is $24.00 per share to all shareholders other than to three senior Eastbay executives and principal shareholders, Richard C. Gering, Arthur H. Juedes, and Harry C. Colcord, who will receive $22.00 per share at closing and up to an additional $1.75 per share if certain post-closing performance targets are achieved. If such targets are achieved, the total purchase price will be approximately $146 million.

Roger N. Farah, Chairman of the Board and Chief Executive Officer of Woolworth Corporation, said: "This transaction is an important step in Woolworth's strategy of aggressively growing our successful athletic footwear and apparel operations. We are excited about the potential for further enhancing shareholder value by combining Eastbay's expertise in direct marketing with our strength in selling athletic products through our traditional retailing formats, including Foot Locker and Champs Sports. We look forward to working together with Eastbay's two founders, Rick Gering and Art


                                     -MORE-

Juedes, and its management team led by Harry Colcord, to bring this successful business to the next level of achievement.

"The acquisition of Eastbay is a logical complement to our athletic business. Eastbay has built a solid reputation for providing its target customers -- 12 to 24 year olds who participate in organized sports -- with the most extensive product offerings covering the widest variety of sports of any direct marketer. Eastbay's catalog operations will broaden Woolworth's channels of distribution for our athletic footwear and apparel product offerings, as well as expand our customer base," Farah continued.

Harry H. Colcord, President and Chief Executive Officer of Eastbay, said, "We are pleased that Eastbay is joining forces with Woolworth. Eastbay's customers and employees will benefit as Woolworth's extensive marketing and merchandising expertise and strong vendor relationships will enable Eastbay to accelerate its own growth opportunities and further expand its direct marketing operations in the athletic footwear and apparel business, both in North America and overseas."

Richard C. Gering, Co-Chairman and Co-Founder of Eastbay, said, "Woolworth's Athletic Group, with its 3,500 stores worldwide, provides a springboard for Eastbay to evolve from a 'solid player' into an 'impact player' as we accelerate our sales in the athletic footwear and apparel market."

"Eastbay will be joining a world-class team at Woolworth, and will play a significant role in its global growth in the years ahead," added Arthur H. Juedes, Co-Chairman and Co- Founder of Eastbay.



                                     -MORE-

The transaction, which has been approved by the Boards of Directors of Woolworth and Eastbay, is subject to Eastbay shareholder and customary regulatory approvals. Current and projected Woolworth cash flows are sufficient to fund the transaction and to allow Woolworth to continue its ongoing turnaround process. It is expected that the acquisition will be completed in early 1997, and that Eastbay will be a net contributor to Woolworth's earnings in fiscal 1997.

Eastbay, Inc. is a high-growth direct marketer of athletic footwear, apparel, equipment and licensed products. From its fiscal year ended June 1992 to its fiscal year ended June 1996, Eastbay's catalog circulation increased by 335 percent from 13.6 million copies to 45.6 million copies; its active accounts grew over fourfold, from 1.3 million names to 5.4 million names; and its net sales grew from $40.4 million to $117.6 million, a 30.6 percent compound annual growth rate.

Eastbay will operate as a part of Woolworth's Athletic Group. Eastbay's management team has agreed to continue in their current positions, and Eastbay will maintain its headquarters in Wausau, Wisconsin.

Woolworth Corporation operates almost 8,000 stores in North America, Europe, Australia and Asia, including Foot Locker, Northern Reflections, Woolworth, After Thoughts and Champs Sports.

                                       -0-